Exhibit 99.1

NOVAGOLD ANNOUNCES DATE OF ITS 2026 VIRTUAL

ANNUAL GENERAL MEETING OF SHAREHOLDERS

•	NOVAGOLD’s Annual General Meeting of Shareholders will be held virtually on May 14, 2026, at 1:00 p.m. PDT

•	Shareholders may vote on matters before the Meeting by proxy, join the virtual Meeting and vote, and submit questions either during the webcast or in advance by email

•	Following the Meeting, Chairman Dr. Thomas S. Kaplan and President and CEO Greg Lang will discuss the strategic case for gold and NOVAGOLD’s role within the broader investment thesis, building on Dr. Kaplan’s extensive commentary on gold as a strategic asset. They will also highlight the latest catalysts for the Donlin Gold project — a long-life, federally permitted U.S. asset with scale and extraordinary leverage to gold.

May 1, 2026 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) will hold the Company’s 2026 Annual General Meeting of Shareholders on May 14, 2026, at 1:00 p.m. PDT (4:00 p.m. EDT) (“the Meeting”). On this occasion, Shareholders will be asked to elect Directors for the ensuing year, appoint external auditors and authorize the Board, through the Audit Committee, to set their remuneration, and consider several ordinary resolutions relating to the Company’s equity-based compensation plans, along with advisory votes on executive compensation and the frequency of future advisory votes. Following the Meeting, Chairman Dr. Thomas S. Kaplan will share his views on gold and the broader investment thesis. President and CEO Greg Lang will provide an overview and update of NOVAGOLD’s 2025 achievements and key catalysts expected in 2026.

NOVAGOLD VIRTUAL MEETING AND SHAREHOLDER PARTICIPATION

The Meeting will be held virtually only. Shareholders may cast their vote in advance by proxy and participate from any geographic location. We believe holding the Meeting virtually will enhance Shareholder accessibility and help reduce the carbon footprint of our activities. Please refer to NOVAGOLD’s Management Information Circular dated March 24, 2026, for detailed instructions on voting.

Shareholders may view a live webcast of the Meeting, and registered Shareholders as well as duly appointed proxyholders may submit questions digitally during the Meeting at: www.virtualshareholdermeeting.com/NG2026.

Questions may also be submitted to management and to the Board of Directors prior to the Meeting via email at info@novagold.com. Shareholders are encouraged to log in to the Meeting 15 minutes prior to the scheduled start time. Please be sure to have the 16-digit control number from your voting materials available when logging in to the Meeting.

Shareholders may contact Kingsdale Advisors, the Company’s strategic advisor, by telephone at 1-866-228-8818 (toll-free in North America) or 1-416-623-2514 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com. More information about the Meeting can be obtained by visiting www.novagoldagm.com.

NOVAGOLD’s Management Information Circular dated March 24, 2026 and Annual Report to accompany the Management Information Circular are available on the Company’s website, www.novagold.com/investors/mic, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov.

NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

Frank Gagnon

Manager, Investor Relations

604-669-6227 or 1-866-669-6227

www.novagold.com

www.novagold.com Page | 1